Exhibit 99.1

AFC Gamma, Inc. Announces Financial Results for Quarter Ended June 30, 2021

Company to host conference call at 10:00 am (Eastern Time) on Thursday, August 5, 2021

WEST PALM BEACH, FL, August 5, 2021 – AFC Gamma Inc. (NASDAQ:AFCG) (“AFCG” or the “Company”) today announced its financial results for the fiscal quarter ended June 30, 2021.

Second Fiscal Quarter 2021 Highlights and Recent Developments

•	Net income in Q2 2021 of $4.6 million, or earnings of $0.34 per basic weighted average share of common stock
•	Distributable earnings in Q2 2021 of $5.8 million, or $0.43 per basic weighted average share of common stock
•	Ending Q2 2021 net book value per common share of $16.66
•	Closed $71.3 million of new commitments in Q2 2021 and funded $77.8 million of new and existing commitments
•	Closed $7.6 million of new commitments and funded $10.9 million of new and existing commitments during the third quarter as of August 1, 2021
•	Paid a dividend of $0.38 per common share for Q2 2021

Our Chief Executive Officer, Leonard Tannenbaum, stated, “AFC Gamma has a best-in-class team, strong balance sheet and increased access to capital. Entering the second half of 2021, we continue to see substantial demand for capital and we believe that we are well positioned as a first mover and a leader in the rapidly growing cannabis lending market.”

Portfolio and Investment Activity

•	Total loan commitments of $187.7 million ($163.7 million funded, $24.0 million unfunded) as of June 30, 2021 across 13 portfolio companies
•	As of August 1, 2021, the portfolio consisted of $195.3 million of loan commitments with $175.3 million of outstanding principal across 14 portfolio companies
•	Weighted average yield to maturity of the portfolio as of August 1, 2021 was approximately 21% compared to 22% at December 26, 2020, as previously disclosed
•	All loans are current and performing

Results of Operations

Total interest income for the quarter ended June 30, 2021 was $8.7 million. Total expenses for the quarter ended June 30, 2021 was $3.6 million.

The Company had GAAP net income of $4.6 million, or earnings of $0.34 per basic weighted average common share, and distributable earnings of $5.8 million, or $0.43 per weighted average common share for the quarter ended June 30, 2021.  During the quarter ended June 30, 2021, distributable earnings was adjusted by approximately $1.2 million, or approximately $0.09 per basic weighted average common share in aggregate including the change in provision for current expected credit losses and fair value adjustment of loans held at fair value. Please see “Non-GAAP Financial Metrics” below for a reconciliation of GAAP net income to Distributable Earnings.

Dividend Payment

In June 2021, the Company paid a regular cash dividend of $0.38 per share of common stock, relating to the second quarter of 2021, to the stockholders of record as of June 15, 2021. The aggregate amount of the regular cash dividend payment was approximately $5.1 million.

 The Board of Directors intends to declare a quarterly dividend for the third quarter of 2021 on or about September 15, 2021, payable on October 15, 2021 to common stockholders of record on September 30, 2021. The Company anticipates that the dividend relating to the third quarter of 2021 will be equal to or greater than the dividend of $0.38 per share of common stock that the Company paid in the second quarter of 2021.

Capitalization and Liquidity

•	AFCG completed a follow-on public offering in June 2021 totaling 2,750,000 shares at $20.50 per share, and approximately $53 million in net offering proceeds, less commissions and expenses.
•
In July 2021, the underwriters partially exercised their over-allotment option to purchase 269,650 additional shares at $20.50 per share, totaling approximately $5 million in net offering proceeds, less commissions and expenses.

•
On May 7, 2021, AFCG amended its secured revolving line of credit to increase the available funding amount from $40 million to $50 million, reduce the interest rate to 6% from 8%, and extend the maturity date from July 31, 2021 to December 31, 2021, subject to the terms of the amendment.

•	The revolving line of credit remained undrawn as of June 30, 2021 and to date has resulted in $0 interest expense and $0 fee expense since inception.

Additional Information

AFCG issued a presentation of its second quarter 2021 results, which can be viewed at www.afcgamma.com under the Investor Resources section. The presentation is titled “Second Quarter 2021 Earnings Presentation.” The Company also filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 with the Securities and Exchange Commission on August 5, 2021 (the “Q2 Quarterly Report”).

We routinely post important information for investors on our website, www.afcgamma.com. We intend to use this webpage as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. AFCG encourages investors, analysts, the media and others interested in AFCG to monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations, webcasts and other information we post from time to time on our website. To sign-up for email-notifications, please visit the “Email Alerts” section of our website under the “IR Resources” section and enter the required information to enable notifications.

Discussion of Financial Results

AFCG will host a conference call at 10:00 am (Eastern Time) on Thursday, August 5, 2021 to discuss its quarterly financial results. All interested parties are welcome to participate. The call will be available through a live audio webcast at the Investor Relations section of the Company’s website at www.afcgamma.com, or live by calling 1-833-693-0548 (domestic) or 1-661-407-1588 (international). All callers will need to enter the Conference ID number 6754755 and reference “AFC Gamma Q2 2021 Earnings Call” after being connected with the operator. The complete webcast will be archived for 90 days on the Company’s website. A telephone playback of the conference call will also be available from 12:00 pm Eastern Time on Thursday, August 5, 2021 until 12:00 pm Eastern Time on Friday, August 13, 2021 by calling 855-859-2056 (domestic) and 404-537-3406 (international). For all replays, please reference Conference ID number 6754755.

About AFC Gamma, Inc.

AFC Gamma, Inc. (NASDAQ:AFCG) is an institutional lender to leading cannabis companies with strong operations and cash-flow prospects, real-estate-security and other collateral, and locations in states with favorable supply/demand fundamentals and legislative environments. AFCG provides innovative and customized financing solutions through first-lien loans, mortgage loans, construction loans and bridge financings. The senior-management team of the company has approximately 100 years of combined experience in investment management and disciplined credit investing across a range of economic cycles.

Non-GAAP Metrics

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Distributable Earnings is a measure that is not prepared in accordance with GAAP. Distributable Earnings, Adjusted Distributable Earnings and the other capitalized terms not defined in this section have the meanings ascribed to such terms in the Company’s Q2 Quarterly Report. We use this non-GAAP financial measure both to explain our results to stockholders and the investment community and in the internal evaluation and management of our businesses.  Our management believes that this non-GAAP financial measure and the information they provide are useful to investors since these measures permit investors and stockholders to assess the overall performance of our business using the same tools that our management uses to evaluate our past performance and prospects for future performance.

The determination of Distributable Earnings  and Adjusted Distributable Earnings are substantially similar to the determination of Core Earnings under our Management Agreement, provided that Core Earnings is a component of the calculation of any Incentive Fees earned under the Management Agreement for the applicable time period, and thus Core Earnings is calculated prior to Incentive Fee expense, while the calculation of Distributable Earnings and Adjusted Distributable Earnings account for any Incentive Fees earned for such time period.  We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in declaring dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

Distributable Earnings and Adjusted Distributable Earnings are  non-GAAP measures and should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

The following table provides a reconciliation of GAAP net income to Distributable Earnings and Adjusted Distributable Earnings:

	For the three months ended June 30, 2021	For the six months ended June 30, 2021
Net Income	$4,627,787	$6,028,542
Adjustments to net income
Non-Cash Equity compensation expense	11,457	1,610,572
Depreciation and amortization	-	-
Unrealized (gain), losses or other non-cash items	483,159	627,561
Provision for current expected credit losses	645,786	711,886
One-time events pursuant to changes in GAAP and certain non-cash charges	-	-
Distributable Earnings	$5,768,189	$8,978,561
Adjustments to Distributable Earnings
Organizational expense	-	-
Adjusted Distributable Earnings	$5,768,189	$8,978,561
Basic weighted average shares of common stock outstanding (in shares)	13,457,536	10,318,542
Adjusted Distributable Earnings per weighted Average Share	$0.43	$0.87

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the company’s current views and projections with respect to, among other things, future events and financial performance.  Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements, including statements about our expected dividend for the quarter ended September 30, 2021, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results.  Certain factors, including the ability of our manager to locate suitable loan opportunities for us, monitor and actively manage our loan portfolio and implement our investment strategy; the demand for cannabis cultivation and processing facilities; management’s current estimate of expected credit losses and current expected credit loss reserve and other factors discussed under the caption “Risk Factors” in our final prospectus filed with the U.S. Securities Exchange Commission on June 24, 2021, relating to the company’s Registration Statement on Form S-11, as amended (File No. 333-257248), could cause actual results and performance to differ materially from those projected in these forward-looking statements.  New risks and uncertainties arise over time, and it is not possible for the company to predict those events or how they may affect AFC Gamma, Inc.  Therefore, you should not place undue reliance on these forward-looking statements.  The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AFC GAMMA INVESTOR CONTACT:
Robyn Tannenbaum
(561) 510-2293
ir@advancedflowercapital.com

AFC GAMMA MEDIA CONTACT:
James Golden / Scott Bisang / Jack Kelleher
Joele Frank Wilkinson Brimmer Katcher
(212) 355-4449